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Contact:      Kenneth Julian (Media)                  Eugene Truett (Analysts)
              (717) 730-3683                          (717) 975-5677
              kjulian@harsco.com

FOR IMMEDIATE RELEASE
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                    HARSCO OFFERS TO ACQUIRE FABER PREST Plc;
                         ACQUISITION TO EXPAND HARSCO'S
                    METAL RECLAMATION AND MILL SERVICES GROUP


HARRISBURG, PA - (March 4, 1998). . . Harsco Corporation (NYSE: HSC) and UK-based Faber Prest Plc (LSE: FBP) announced today that they have agreed to a recommended tender offer under which Harsco will offer to purchase, for cash, all of the outstanding common stock of Faber Prest for (British pound)5.00 (approximately $8.20) per share plus interim dividends of 8.5 pence per share (approximately $0.14).

Assuming the exercise of certain outstanding employee options, the offer is valued at approximately (British pound)58 million ($95 million). The offer is conditioned on the tender of ninety percent of the outstanding shares of Faber Prest's common stock, as well as certain other conditions and regulatory approvals.

Headquartered in Newbury, Berkshire, UK, Faber Prest provides a range of on-site slag processing and material handling services to worldwide steel producers, as well as integrated logistics and transportation services to the steel industry and other markets. Faber Prest provides services in ten countries, and conducts its operations through two divisions, SR Industrial Services and FP Steel Distribution, which together employ approximately 1,500 people. Harsco plans to merge Faber Prest with Harsco's Heckett MultiServ Division. For the year ended 30 September 1997, Faber Prest recorded sales of
(British pound)84 million (approximately $137 million) and net profit after tax of (British pound)4.5 million (approximately $7.4 million).

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Commenting on the acquisition, Harsco's Chairman and CEO Derek C. Hathaway said,
"This move will further consolidate our worldwide competitive leadership in on-site, long-term contractual services to the steel industry and other metal producers. We expect the acquisition of Faber Prest to be accretive to earnings in the first full year under Harsco's control."

"We will continue to invest for growth in our existing core businesses and give consideration to appropriate acquisition candidates where clear and certain value-adding benefits will result. Recently announced acquisitions will, on an annualized basis, contribute some $300 million in top line expansion."

Harsco Corporation is a diversified, global provider of industrial services and engineered products. The company reported 1997 sales of $1.63 billion. Harsco's eight divisions employ more than 14,600 people at over 300 locations in 31 countries.

Safe Harbor Statement
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The nature of Harsco's operations and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Harsco provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein.

These factors include, but are not limited to: (1) changes in the worldwide business environment in which Harsco operates, including import, licensing, and trade restrictions, currency exchange rates, interest rates, and capital costs;
(2) changes in governmental laws and regulations, including taxes; (3) market and competitive changes, including market demand and acceptance for new products, services, and technologies; (4) effects of unstable governments and business conditions in emerging economies; and (5) other risk factors listed from time to time in Harsco's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.

Additional information about Harsco, including the company's latest financial results and news releases, can be found at Harsco's World Wide Web site at www.harsco.com, or by Fax at (800)-758-5804, extension 396725.

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